ALR Technologies Announces their ALRT Diabetes Solution Provides Telehealth Service Opportunities for Physicians and their Patients

The Coronavirus (COVID-19) pandemic highlights the need for and benefits of Telehealth.

(March 23, 2020 -- RICHMOND, VA) ALR Technologies, Inc. ("ALRT") (OTCPINK: ALRT), the diabetes management company, announces their ALRT Diabetes Solution platform provides the tools physicians need to offer telehealth, telemedicine, and remote patient monitoring services to their patients with diabetes. The expanded reimbursements for telehealth services, recently announced by the Centers for Medicare and Medicaid Services (CMS) due to the coronavirus outbreak, is especially helpful to physicians and their patients during the pandemic.

Telehealth services help physicians extend care to patients who live in remote areas or who cannot physically come into the clinic for routine office visits. It also increases the efficiency of physicians and their staff. During the current pandemic, telehealth services can reduce exposure risk to coronavirus and other communicable infections by treating patients at home rather than at the doctor's office.

The ALRT Diabetes Solution allows patients to upload the blood glucose data from meters provided by ALRT on a weekly basis. The system processes and converts each data set to a Predictive A1C value and shares it with the patient's physician. The ALRT algorithm then sends the physician therapy advancement suggestions based on current clinical practice guidelines. Patients receive therapy assessments and adjustments in much shorter cycles than with any other care model, keeping A1Cs on target, mitigating diabetes complications, and lowering costs of care. Physicians can utilize the ALRT system for telehealth with all their diabetes patients, regardless of their disease classification, including patients with prediabetes.

ALRT has been at the cutting edge of telehealth innovation since they began focusing on remote diabetes care in 2005. Although CMS and a few commercial health plans recognize the benefits of telehealth, there have been enough restrictions in the marketplace to prevent its broad implementation. The public health priorities due to the Coronavirus pandemic have changed the reimbursement landscape in favor of telehealth providers. Companies that have been in discussion with ALRT regarding implementation of their Diabetes Solution are becoming aware of the telehealth implications of using this system, in addition to the other benefits.

The ALRT Diabetes Solution is an FDA-cleared, HIPAA-compliant, remote diabetes patient management system that leverages blood glucose data patterns to improve diabetes outcomes. The system includes patent pending patient management software, weekly patient reviews, FDA-cleared insulin dose adjustment suggestions, iOS and Android App with a blood glucose meter and strips included. This entire system is offered at a competitive price, comparable to the cost of private label blood glucose testing supplies alone from other manufacturers. This cost is covered by health plans under the testing supply benefit, and the patient management services are reimbursable under telehealth, telemedicine, and remote patient monitoring provisions.

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About ALR Technologies, Inc.

ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predicative A1C to track treatment success between lab reports; FDA-cleared Insulin Dosing Adjustment that suggests insulin dosing changes per evidence based guidelines to optimize drug therapy; and, performance tracking to ensure best practices are followed. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com

This release contains certain "forward-looking statements" relating to ALR Technologies' business, and these statements reflect the current views of ALR Technologies with respect to future events and are subject to certain risks, uncertainties and assumptions. When used, the words "estimate", "expect", "anticipate", "believe" and similar expressions are intended to identify such forward-looking statements. There are many factors that could cause the actual results, performance or achievements of ALR Technologies and its products to be materially different from any future results, performances or achievements that may be expressed or implied by such forward-looking statements. Further management discussions of risks and uncertainties can be found in the Company's quarterly filings with the Securities Exchange Commission.